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                        MARCUS CABLE OF SAN ANGELO, L.P.
                      2911 TURTLE CREEK BLVD., SUITE 1300
                              DALLAS, TEXAS 75219

                                                                   June 16, 1995

Teleservice Corporation of America
3015 SSE Loop 323
Tyler, Texas 75701
Attention: Robert M. Rogers

         Re:     City of Andrews, Texas Franchise

Gentlemen:

         In connection with the acquisition by Teleservice Corporation of America ("Buyer") of certain cable television systems in the San Angelo, Texas area, including the cable television system franchise for Andrews, Texas (the "Andrews Franchise"), pursuant to that certain Asset Purchase Agreement dated as of March 24, 1995, as amended, between Buyer and Marcus Cable of San Angelo, L.P. ("Seller"), Seller has agreed, on the terms and subject to the conditions herein, to indemnify Buyer for certain losses which may be incurred by Buyer if the Andrews Franchise is not extended or renewed beyond its original expiration date of June 6, 1996 (the "Expiration Date").

         Buyer hereby agrees to use its best efforts and to work diligently and in good faith to obtain an extension or renewal of the Andrews Franchise beyond the Expiration Date. In seeking such extension or renewal, Buyer inter alia agrees to: (a) be responsive to the community needs assessment, (b) comply with the terms of the Andrews Cable Television Ordinance presently in effect, (c) pay when due all applicable franchise fees (whether currently in place or implemented in the future) and (d) rebuild the Andrews Franchise to be a 550 megahertz, addressable system should the City of Andrews request the same as a condition to such extension or renewal.

         If Buyer performs its agreements in the preceding paragraph and does not obtain, on or prior to the 30th day after the Expiration Date, any extension or renewal of the Andrews Franchise beyond the Expiration Date, Seller agrees to indemnify Buyer for an amount (the "Indemnified Amount") equal to (a) $2,000,000, less (b) 50% of the total of: (i) any proceeds (non-cash proceeds at their fair market value, as reasonably agreed to by Buyer and Seller) from the sale of all assets related to the Andrews Franchise (the "Andrews Assets"), net of reasonable expenses of sale, (ii) any reimbursements from the City of Andrews in respect of the expiration of the Andrews Franchise ("Andrews Reimbursements"), and (iii) any other payments received from any other party in respect of the expiration of the Andrews Franchise. Notwithstanding anything to the contrary herein, Seller shall be obligated under this letter agreement to pay Buyer the Indemnified Amount only if, on or prior to the 30th day after the Expiration Date: (x) a claim by





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Buyer is received by Seller, (y) Buyer has ceased to operate the Andrews cable television system and (z) both (1) the Andrews Assets have been sold to a party not affiliated with Buyer and (2) all Andrews Reimbursements to which Buyer is entitled have been obtained. In connection with its sale of any and all of the Andrews Assets, Buyer hereby agrees to use its best efforts and to act in good faith in maximizing the sales price of such of the Andrews Assets.

         Finally, Buyer waives any rights that it may have to terminate the Purchase Agreement pursuant to Section 10.2(f) thereof.

                                   MARCUS CABLE OF SAN ANGELO, L.P.

                                   By:     MARCUS CABLE OPERATING COMPANY,
                                           L.P., General Partner
                                   By:     MARCUS CABLE COMPANY, L.P., General
                                           Partner
                                   By:     MARCUS CABLE PROPERTIES, L.P.,
                                           General Partner
                                   By:     MARCUS CABLE PROPERTIES, INC.,
                                           General Partner

                                   By:     /s/ JEFFERY A. MARCUS
                                           Name:
                                           Title:   Pres

ACKNOWLEDGED AND AGREED TO
the 16th day of June, 1995

TELESERVICE CORPORATION OF
AMERICA

By: /s/ FRED R. NICHOLS
    Name: Fred R. Nichols
    Title: President

cc:
    Fred R. Nichols
    Jim S. Ryan, III
    Andrew J. Armstrong, Jr.